CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2019, with respect to the financial statements included in the Annual Report of Sonoco Retirement and Savings Plan on Form 11-K for the year ended December 31, 2019. We hereby consent to the incorporation by reference of said report in the Registration Statement of Sonoco Products Company on Forms S-8 (File No. 333-206669).

/s/ Grant Thornton, LLP

Fort Lauderdale, Florida
June 26, 2020